SEPARATION AGREEMENT


                                   dated as of

                                 August 17, 1999


                                      among


                               Olsten Corporation,


                                  Aaronco Corp.


                                       and


                                    Adecco SA

                                TABLE OF CONTENTS


                                                                          Page
                                                                          ----
                                    ARTICLE I

                                   DEFINITIONS

Section 1.01.   Definitions.................................................2

                                   ARTICLE II

                TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.01.   Transfer of Assets..........................................8
Section 2.02.   Consideration for Transferred Assets........................9
Section 2.03.   Assignment and Assumption of Liabilities....................9
Section 2.04.   Delayed Assets and Liabilities.............................10
Section 2.05.   Representations or Warranties; Disclaimers.................10
Section 2.06.   Final Determination of Assets and Liabilities..............12
Section 2.07.   Closing; Conveyancing and Stock Assumption Instruments.....13
Section 2.08.   Cash Allocation............................................13
Section 2.09.   True-Up Net Debt; Intercompany Balance.....................14

                                   ARTICLE III

                                  THE SPLIT-OFF

Section 3.01.   Cooperation Prior to the Split-Off.........................14
Section 3.02.   Conduct of Health Services Business Pending Split-Off......15
Section 3.03.   Consummation of the Split-Off..............................15

                                   ARTICLE IV

                                 INDEMNIFICATION

Section 4.01.   OHS Indemnification of Olsten..............................15
Section 4.02.   Olsten Indemnification of OHS..............................16
Section 4.03.   Notice and Payment of Claims...............................16
Section 4.04.   Notice and Defense of Third-Party Claims...................16
Section 4.05.   Insurance Proceeds.........................................17
Section 4.06.   Contribution...............................................17
Section 4.07.   Subrogation................................................17
Section 4.08.   Third-Party Beneficiaries..................................17
Section 4.09.   Remedies Cumulative........................................18
Section 4.10.   Survival of Indemnities....................................18
Section 4.11.   After-Tax Indemnification Payments.........................18











                                      -I-

                                    ARTICLE V

                           CERTAIN ADDITIONAL MATTERS

Section 5.01.   Ancillary Agreements.......................................19
Section 5.02.   OHS Officers and Board of Directors........................19
Section 5.03.   OHS Certificate of Incorporation and By-laws...............19
Section 5.04.   Credit Agreement...........................................19
Section 5.05.   Sales and Transfer Taxes...................................19
Section 5.06.   Use of Names...............................................20
Section 5.07.   Mail.......................................................21
Section 5.08.   Transition Services........................................21
Section 5.09.   Leases of Real Property....................................22
Section 5.10.   Plea Agreements............................................22
Section 5.11.   Insurance Policies and Claims Administration...............22
Section 5.12.   Financial Covenants........................................25
Section 5.13.   Tax Refund Escrow Account..................................27
Section 5.14.   Worker's Compensation Letters of Credit....................27

                                   ARTICLE VI

                         RECORDS AND INFORMATION; ACCESS

Section 6.01.   Corporate Records..........................................27
Section 6.02.   Access to Information......................................28
Section 6.03.   Access to Employees........................................28
Section 6.04.   Reimbursement..............................................28
Section 6.05.   Confidentiality............................................28

                                   ARTICLE VII

                                  MISCELLANEOUS

Section 7.01.   Termination................................................29
Section 7.02.   Amendment..................................................29
Section 7.03.   Waiver of Compliance; Consents.............................29
Section 7.04.   Expenses...................................................29
Section 7.05.   Notices....................................................29
Section 7.06.   Counterparts...............................................30
Section 7.07.   Governing Law..............................................30
Section 7.08.   Entire Agreement...........................................31
Section 7.09.   Assignment; No Third Party Beneficiaries...................31
Section 7.10.   Ancillary Agreements.......................................31
Section 7.11.   Tax Sharing Agreement......................................31
Section 7.12.   Further Assurances and Consents............................31
Section 7.13.   Exhibits and Schedules.....................................32
Section 7.14.   Legal Enforceability.......................................32
Section 7.15.   Dispute Resolution.........................................32
Section 7.16.   Titles and Headings........................................33
Section 7.17.   Survival of Representations and Agreements.................33








                                      -II-

Exhibit A       Form of Employee Benefits Allocation Agreement
Exhibit B       Form of Tax Sharing Agreement

Schedule 1      Health Subsidiaries
Schedule 2      Governmental Settlement Agreements
Schedule 3      OHS Names
Schedule 4      Olsten Names
Schedule 5      Balance Sheets
Schedule 6      Consents
Schedule 7      Shared Leased Property
Schedule 8      Licensed Olsten Names
Schedule 9      Board Composition
Schedule 10     Transition Team











































                                     -III-

                              SEPARATION AGREEMENT


          SEPARATION AGREEMENT ("Agreement") dated as of August 17, 1999 by and among Olsten Corporation, a Delaware corporation ("Olsten"), Aaronco Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Olsten ("OHS"), and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco").

                                    RECITALS

          WHEREAS, Olsten currently conducts the Staffing Services Business, the Information Technology Services Business and the Health Services Business (each as defined below) and conducts certain related operations.

          WHEREAS, the Staffing Services Business and the Information Technology Services Business are conducted through Olsten and certain of its subsidiaries (together with any other subsidiary of Olsten formed after the date hereof for purposes of conducting the Staffing Services Business and the Information Technology Services Business) other than the Health Subsidiaries (as defined below) (the "Retained Subsidiaries") and the Health Services Business is conducted through Olsten and the subsidiaries listed on Schedule 1 hereto, together with any other subsidiary of Olsten formed after the date hereof for purposes of conducting the Health Services Business (the "Health Subsidiaries").

          WHEREAS, Olsten, Adecco and Staffing Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Adecco ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of August 17, 1999 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined below), Merger Sub will merge with and into Olsten, with Olsten being the surviving corporation (the "Merger").

          WHEREAS, prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, Olsten will transfer to OHS assets related to the Health Services Business, and OHS will assume the liabilities related thereto, as provided in this Agreement and the Ancillary Agreements (as defined below).

          WHEREAS, the Board of Directors of Olsten has determined that it is in the best interest of Olsten and the stockholders of Olsten to split-off (the "Split-Off") to the holders of Olsten Common Stock (as defined below) all of the outstanding shares of OHS Common Stock (as defined below) in consideration for the redemption of a portion of their shares of Olsten Common Stock.

          WHEREAS, the parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Split-Off and to set forth other agreements that will govern certain other matters following the Split-Off.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.01. Definitions. As used herein, the following terms have the following meaning:

          "AAA Rules" has the meaning specified in Section 7.15.

          "Action" means any claim, suit,  arbitration,  inquiry,  proceeding or
investigation   by  or  before  any  court,   governmental   or   regulatory  or
administrative agency or commission or any other tribunal.

          "Adecco" has the meaning specified in the introduction to this Agreement.

          "Adecco Registration Statement" means the registration statement on Form F-4 filed by Adecco with the Commission to effect the registration by Adecco of the Stock Consideration, as such registration statement may be amended from time to time.

          "Affiliate" of any specified person means any other person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified person.

          "Agreement" has the meaning specified in the introduction to this Agreement.

          "Ancillary   Agreements"  means  the  Employee   Benefits   Allocation
Agreement and the Tax Sharing Agreement .

          "Assets" means all properties, rights, contracts, leases and claims of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

          "Assumed OHS Liabilities" has the meaning specified in Section 2.03.

          "Balance Sheet" has the meaning specified in Section 2.01.

          "Closing" has the meaning specified in Section 2.07.

          "Closing Date" has the meaning specified in Section 2.07.

          "Closing Intercompany Balance" means the balance outstanding in the New Intercompany Account on the Closing Date.

          "Commission" means the Securities and Exchange Commission.

          "Consulting Agreements" means the Separation, Consulting and Non-Competition Agreements dated as of August 17, 1999 by and among Adecco, Olsten and each of Edward A. Blechschmidt, Stuart Olsten, William P. Costantini and Anthony Puglisi and the Separation, Consulting and Non-Competition Agreement dated as of August 17, 1999 by and between Olsten and Maureen McGurl.

          "Covered Claims" means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments.

          "Delayed Asset" has the meaning specified in Section 2.04.

          "Delayed Liabilities" has the meaning specified in Section 2.04.

          "Demand" has the meaning specified in Section 7.15.

          "Disputes" has the meaning specified in Section 7.15.

          "Dissenting Shares" has the meaning specified in the Merger Agreement.

          "Effective Time" has the meaning specified in the Merger Agreement.

          "Employee Benefits Allocation Agreement" means the agreement to be entered into between Olsten and OHS, before the Effective Time, providing for certain matters relating to the allocation of employee benefits, the treatment of employee stock options and other employee matters, in substantially the form set forth as Exhibit A.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" has the meaning specified in the Merger Agreement.

          "Existing Credit Agreement" means the Credit Agreement, dated August 9, 1996, as amended from time to time to the date hereof, among Olsten, each of the Banks named therein and The Chase Manhattan Bank, as agent for the Banks.

          "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

          "Governmental Settlement Agreements" means all compromise, settlement or plea agreements listed on Schedule 2 and all compromise, settlement or plea agreements between Olsten or any of its subsidiaries and any Governmental Authority relating to the conduct of the Health Services Business.

          "Governmental  Settlement Agreement Liabilities" means all Liabilities
of  Olsten  and  its  subsidiaries   pursuant  to  or  in  connection  with  the
Governmental Settlement Agreements.

          "Health Services Business" means the health care business of Olsten and the Health Subsidiaries conducted in the United States and Canada whereby Olsten and the Health Subsidiaries provide, directly or under arrangement with third parties, through licensed and unlicensed health care personnel, services, including: (i) skilled nursing; education; home health aide and personal services; pediatric and perinatal care; physical, occupational, neurological and speech therapies; administration of drugs and disease management programs; institutional, occupational and alternate site staffing; and marketing, distribution and staffing solutions for pharmaceutical, biotechnology and medical device firms; (ii) acute and chronic infusion therapy; and (iii) network services, including care management and coordination services, such as centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis, for managed care customers and self-insured employers.

          "Health Services Business Policies" means all Policies which are owned or maintained by or on behalf of Olsten and/or any of its subsidiaries or their respective predecessors pursuant to which the Health Subsidiaries and/or their officers, directors or agents are eligible for coverage and Olsten and the Retained Subsidiaries and their officers, directors and agents are not eligible for coverage.

          "Health Subsidiaries" has the meaning specified in the second recital of this Agreement.

          "Indemnifiable Losses" has the meaning specified in Section 4.01.

          "Indemnified Party" has the meaning specified in Section 4.03.

          "Indemnifying Party" has the meaning specified in Section 4.03.

          "Information Technology Services Business" means the business whereby Olsten and its subsidiaries provide information technology consultants on either a project management or consulting basis to assist clients in the design, development and maintenance of computer systems.

          "Insurance Charges" has the meaning specified in Section 5.11(e)(ii).

          "Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier or (ii) by an insurance carrier on behalf of an insured.

          "Intercompany Loan Balance" means (i) at July 4, 1999, the intercompany loan balance reflected on the Balance Sheet and (ii) at the Closing Date, an amount computed on a basis and using practices consistent with the Intercompany Loan Balance at July 4, 1999.

          "Liabilities" means any and all claims, debts, liabilities, license fees, franchise fees, losses, penalties, deficiencies, litigation proceedings, levies, duties, assessments, attorneys' fees, charges, allegations, demands, damages, judgments and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto including, without limitation, under any law, rule, regulation, action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

          "Licensed Olsten Names" has the meaning specified in Section 5.06(a).

          "Merger" has the meaning specified in the third recital to this Agreement.

          "Merger Agreement" has the meaning specified in the third recital to this Agreement.

          "Merger Sub" has the meaning specified in the third recital to this Agreement.

          "NASDAQ"  means  the  National   Association  of  Securities   Dealers
Automated Quotation System.

          "Net Debt" as of the True-Up Date means as of such date the sum of (i) indebtedness for borrowed money, (ii) the deferred purchase price of property and (iii) up to a maximum of $10 million of transaction fees related to the transactions contemplated by the Merger Agreement and this Agreement less cash on hand; provided, however, that cash on hand shall not include any cash amount in the Tax Refund Escrow Account.

          "Net Operating Loss Refund Claim" means a claim for a tax refund of the Olsten affiliated group filed on federal form 1139, Corporate Application for Tentative Refund or federal form 1120X, Amended Corporation Income Tax Return or an equivalent state or local tax form with respect to a net operating loss of the Olsten affiliated group.

          "New Intercompany Account" has the meaning specified in Section 2.09.

          "OHS" has the meaning specified in the introduction to this Agreement.

          "OHS Common Stock" means the shares of common stock, par value $.01 per share, of OHS or any other shares or classes of capital stock of OHS that may be created hereafter.

          "OHS Employee" has the meaning set forth in the Employee Benefits Allocation Agreement.

          "OHS Indemnitees" has the meaning specified in Section 4.02.

          "OHS Liabilities" means all of (i) the Liabilities of OHS under this Agreement and the Employee Benefits Allocation Agreement that may arise hereunder or thereunder, (ii) the Assumed OHS Liabilities, (iii) the Liabilities of OHS, the Health Services Business and the Health Subsidiaries arising after the Closing Date and (iv) the Liabilities of Olsten under Section 7 of the Consulting Agreements.

          "OHS Names" means the names listed on Schedule 3.

          "OHS  Proprietary  Name  Rights" has the meaning  specified in Section
5.06.

          "OHS Registration Statement" means the registration statement on Form S-4 filed by OHS with the Commission to effect the registration of the OHS Common Stock to be issued as the Split-Off Consideration pursuant to the Securities Act, as such registration statement may be amended from time to time.

          "Olsten" has the meaning specified in the introduction to this Agreement.

          "Olsten Common Stock" means, collectively, the outstanding shares of common stock, par value $.10 per share, and the Class B common stock, par value $.10 per share, of Olsten.

          "Olsten Indemnitees" has the meaning specified in Section 4.01.

          "Olsten Liabilities" means all of the Liabilities of Olsten under this Agreement and that may arise under this Agreement, and the Liabilities of Olsten, whether arising before, on or after the Closing Date, but not including
(i) the Assumed OHS Liabilities and (ii) the Liabilities of OHS, the Health Services Business and the Health Subsidiaries arising after the Closing Date.

          "Olsten Names" means the names listed on Schedule 4.

          "Olsten Proprietary Name Rights" has the meaning specified in Section 5.06.

          "Olsten Proxy Statement" means the proxy statement in the form sent to each holder of Olsten Common Stock in connection with the Merger and the Split-Off.

          "Panel" has the meaning specified in Section 7.15.

          "Party" has the meaning specified in Section 7.15.

          "Person" has the meaning specified in Section 7.16.

          "Policies" or "Policy" means insurance policies and insurance contracts of any kind as in effect as of the date hereof, including, without limitation, primary, excess and umbrella, comprehensive general liability, automobile,  workers'  compensation,  employee  dishonesty,  property  and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

          "Quantum Debt" means the 4 3/4% Convertible Subordinated Debentures due 2000 of Quantum Health Resources, Inc.

          "Representatives" has the meaning specified in Section 7.15.

          "Retained Assets" means all Assets of Olsten and its subsidiaries (including the Tax Refund Escrow Account), other than the Transferred OHS Assets.

          "Retained Businesses" means any business conducted by Olsten now or in the future other than the Health Services Business.

          "Retained Businesses Policies" means all Policies which are owned or maintained by or on behalf of Olsten and/or any of its subsidiaries or their respective predecessors where Olsten and/or the Retained Subsidiaries and/or their officers, directors or agents are eligible for coverage and the Health Subsidiaries and their officers, directors and agents are not eligible for coverage.

          "Retained Subsidiaries" has the meaning specified in the second recital of this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Shared Policies" means Policies where both the Retained Businesses and the Health Services Business are eligible for coverage and/or Policies where the employees, directors or agents of both the Retained Businesses and the Health Services Business are eligible for coverage.

          "Shareholder Liabilities" means all of the liabilities, including, without limitation, the contingent liabilities, arising from the lawsuits captioned In re Olsten Corporation Securities Litigation, No. 97 CV 5056 (DRH) (United States District Court for the Eastern District of New York), and Rubin
v. May, C.A. No. 17135NC (Delaware Chancery Court, County of New Castle).

          "Split-Off" has the meaning specified in the sixth recital of this Agreement.

          "Split-Off Consideration" has the meaning specified in the Merger Agreement.

          "Staffing Services Business" means the business of Olsten and its subsidiaries whereby it provides assignment employees in a variety of service areas (other than the Health Services Business), including: supplemental staffing; evaluation and training for office technology; general office and administrative services; accounting and other financial services; legal, scientific, engineering and technical services, including production technical training; call centers; production/distribution/assembly services; training and pre-employment services; retail services; marketing support and teleservices;
manufacturing, construction and industrial services; and managed services for corporations.

          "Stock   Consideration"  has  the  meaning  specified  in  the  Merger
Agreement.

          "subsidiary" has the meaning specified in Section 7.16.

          "Tax" shall have the meaning given to such term in the Tax Sharing Agreement.

          "Tax Refund Escrow Account" has the meaning specified in Section 5.13.

          "Tax Sharing Agreement" means the agreement to be entered into between Olsten, Adecco and OHS prior to the Effective Time providing for certain tax related matters, in substantially the form set forth as Exhibit B.

          "Third-Party Claim" has the meaning specified in Section 4.04.

          "Transition Services" has the meaning specified in Section 5.08.

          "Transition  Services  Invoice"  has the meaning  specified in Section
5.08.

          "Transition  Services  Period"  has the meaning  specified  in Section
5.08.

          "Transaction Taxes" has the meaning specified in Section 5.05.

          "Transferred OHS Assets" has the meaning specified in Section 2.01(a).

          "Transferred Olsten Assets" has the meaning specified in Section 2.01(b).

          "True-Up Date" means the close of business on October 31, 1999.

          "True-Up Intercompany Balance" means the intercompany loan balance on the True-Up Date, computed on a basis and using practices consistent with the Intercompany Loan Balance reflected on the Balance Sheet.

          "US GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.


                                   ARTICLE II

                  TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES


          Section 2.01. Transfer of Assets. (a) Prior to the Effective Time, Olsten shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to OHS of all of Olsten's and its subsidiaries' rights, title and interest in all of the Assets and related goodwill, wherever located, relating exclusively to the operation of the Health Services Business, including, without limitation, the assets listed below (collectively, the "Transferred OHS Assets"):

          (i) all assets shown or reflected on the balance sheet of the Health Services Business as at July 4, 1999 attached on Schedule 5 (the "Balance Sheet"), other than such assets as have been disposed of since July 4, 1999 in the ordinary course of business consistent with past practice;

          (ii) Assets relating exclusively to the operation of the Health Services Business that are acquired by any of the Health Subsidiaries in the ordinary course of their business consistent with past practices after July 4, 1999 and prior to the Effective Time;

          (iii) the shares of capital stock of the Health Subsidiaries owned, directly or indirectly, by Olsten and any equity interest owned, directly or indirectly, by any of the Health Subsidiaries as set forth on Schedule 1;

          (iv) all contracts, contract rights, agreements, arrangements or commitments of any kind and all licenses and permits of the Health Subsidiaries that relate exclusively to the Health Services Business, including without limitation, the Governmental Settlement Agreements;

          (v) all real property leases or other interests in real property or rights to use thereof, and all buildings, structures, appurtenances and improvements erected upon, attached to or located thereon of the Health Subsidiaries that relate exclusively to the Health Services Business;

          (vi) the OHS Names and OHS Proprietary Name Rights and other intangible properties and rights that relate exclusively to the Health Services Businesses;

          (vii) all books, records and files of, or relating exclusively to, the Health Services Business; and

          (viii) the Health Services Business Policies.

          (b) Prior to the Effective Time, OHS shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Olsten or the appropriate Retained Subsidiary of all rights, title and interest of OHS and any Health Subsidiary in the Retained Businesses (the "Transferred Olsten Assets").

          (c) Notwithstanding anything contained in Section 2.01(a) to the contrary, Olsten and the Retained Subsidiaries shall retain and shall not transfer, assign, deliver or convey to OHS or any Health Subsidiary any Retained Assets.

          Section 2.02. Consideration for Transferred Assets. In full consideration for the Transferred OHS Assets, (i) OHS shall issue to Olsten a sufficient number of shares of OHS Common Stock that, together with the shares of OHS Common Stock held by Olsten prior to such date, shall be sufficient to enable Olsten and OHS to perform their obligations under the Merger Agreement and (ii) OHS shall assume the Assumed OHS Liabilities. In full consideration for the Transferred Olsten Assets, Olsten shall pay, perform and discharge the Olsten Liabilities.

          Section 2.03. Assignment and Assumption of Liabilities. (a) Prior to the Effective Time, simultaneously with the transfer of Assets pursuant to
Section 2.01, Olsten shall assign to OHS and OHS shall assume and agree to pay, perform and discharge when due all of the Liabilities of the Health Subsidiaries and of the Health Services Business including, without limitation, all Liabilities of Olsten and its subsidiaries arising out of, relating to, associated with or resulting from the operation of the Health Services Business or the ownership, use or possession of the Transferred OHS Assets or other activities in connection therewith, whether arising before, on or after the Closing Date, including without limitation, the Shareholder Liabilities, the Governmental Settlement Agreement Liabilities, the Liabilities reflected on the Balance Sheet and the Quantum Debt (the "Assumed OHS Liabilities").

          (b) Notwithstanding the foregoing, the Assumed OHS Liabilities shall not include (i) any debt of Olsten for money borrowed (including but not limited to any such debt evidenced by a note, debenture or other instrument), and (ii) except as provided in clause (iv) of the definition of "OHS Liabilities," any claims, losses, damages, demands, costs, expenses or liabilities for any Tax (which shall be governed by the Tax Sharing Agreement and Sections 4.11 and 5.05).

          Section 2.04. Delayed Assets and Liabilities. Nothing herein shall be deemed to require the transfer of any Assets ("Delayed Assets") or the assumption of any Liabilities ("Delayed Liabilities") that by their terms or by operation of law cannot be transferred or assumed; provided, however, that Olsten and OHS and their respective subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals as promptly as possible for the transfer of all Delayed Assets and assignment and assumption of all Delayed Liabilities as contemplated by this Article II and in obtaining the release of Olsten and the Retained Subsidiaries from the Assumed OHS Liabilities and any guaranty or similar obligation of any Assumed OHS Liability and OHS and the Health Subsidiaries from the Olsten Liabilities or any guaranty or similar obligation of any Olsten Liability. In the event that any such transfer of Assets or Liabilities has not been consummated on or prior to the Closing Date, the party retaining such Delayed Asset or Delayed Liability shall thereafter hold such Delayed Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Delayed Liability for the account of the party by whom such Delayed Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such Delayed Asset been transferred or such Delayed Liability been assumed as contemplated hereby including, without limitation, enjoyment of rights to indemnification as if such Delayed Liability had been assumed. As and when any such Delayed Asset or Delayed Liability becomes transferable, such transfer and assumption shall be effected forthwith. In the event Olsten or the Retained Subsidiaries are not released from any Assumed OHS Liabilities or Delayed Liabilities, including the Governmental Settlement Agreement Liabilities, or OHS or the Health Subsidiaries are not released from any Olsten Liabilities, in each case, prior to the Effective Time, each such party shall be entitled to indemnification for all such Liabilities pursuant to Section 4.01.

          Section 2.05. Representations or Warranties; Disclaimers. (a) It is understood and agreed (i) that neither Olsten nor any of the Retained Subsidiaries is representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any Transferred OHS Assets, and (ii) that the Transferred OHS Assets are being transferred "as is, where is" and with all faults (provided that the absence of such warranties shall not negate the allocation of liabilities under this Agreement and shall have no effect on any manufacturers, sellers or other third party warranties that are intended to be transferred with such assets). Similarly, it is understood and agreed that neither Adecco, Olsten nor any of the Retained Subsidiaries is, in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting to OHS or any OHS Indemnitee in any way that the obtaining of the consents and approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of any or all applicable agreements or the requirements of all applicable laws or judgments.

          (b) OHS represents and warrants that:

          (i) OHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

          (ii) OHS has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of OHS and, to the extent required, by the stockholder of OHS. This Agreement has been duly executed and delivered by OHS and, assuming due authorization, execution and delivery hereof by Olsten, constitutes a valid and binding agreement of OHS, enforceable against OHS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each of the Ancillary Agreements will be duly executed and delivered by OHS on or prior to the Effective Time and, assuming due authorization, execution and delivery thereof by each other party thereto, will constitute a valid and binding agreement of OHS, enforceable against OHS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles;

          (iii) The execution and delivery by OHS of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby will not contravene, violate, result in a breach of or constitute a default under (x) any provision of applicable law or of the articles of incorporation or by-laws of OHS or any Health Subsidiary or (y) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OHS or any Health Subsidiary or any of their properties or assets, except for such contravention, violations, breaches or defaults that, individually or in the aggregate, would not materially impair OHS's ability to consummate the transactions contemplated hereby or (z) the Governmental Settlement Agreements;

          (iv) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any Governmental Authority is required by OHS in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (w) in connection with the provisions of the Securities Act and the Exchange Act, (x) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (y) consents, authorizations, approvals or notifications listed on Schedule 6 and (z) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings, the failure of which to obtain would not, individually or in the aggregate, materially impair OHS's ability or Olsten's ability to consummate the transactions contemplated hereby;

          (v) The OHS Common Stock to be issued pursuant to Section 2.02 has been duly authorized and, when so issued, will be fully paid, validly issued and nonassessable and will not have been issued in violation of any preemptive rights;

          (vi) At the Effective Time, neither OHS nor any of the Health Subsidiaries will be a party to any material agreement, arrangement or understanding with Olsten or any of the Retained Subsidiaries other than this Agreement, the Ancillary Agreements and any other agreement entered into in connection with the Split-Off as contemplated by this Agreement; and

          (vii) Each of the  Balance  Sheet and the balance  sheets  attached as
     Schedule 5 for the years ended January 4, 1999 and December 28, 1997 fairly present in all material respects the combined financial position of the Health Services Business as of their respective dates, in accordance with US GAAP (subject in the case of interim financial statements, to normal year-end adjustments).

          (c) In addition to the actions specifically provided for elsewhere in this Agreement and except as otherwise expressly set forth in this Agreement, each of the parties hereto shall act in good faith and use its respective reasonable best efforts to take, or cause to be taken, all actions, and, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

          (d) Notwithstanding anything contained herein to the contrary, neither Olsten nor OHS shall, without the prior written consent of Adecco, take any action or inaction in effecting the transactions contemplated hereby if such action or inaction would (i) materially increase the Liabilities of Olsten or the Retained Subsidiaries, (ii) materially impair Olsten's ability to conduct the Retained Businesses, or (iii) materially decrease the value of the Retained Assets.

          Section 2.06. Final Determination of Assets and Liabilities. (a) In case of any dispute arising before the Split-Off, as to the identity or existence of Assets relating to the operation of the Health Services Business and the Retained Businesses or the existence of such a relationship or the transferability thereof, or the allocation of insurance premium refunds, the good faith determination of the Board of Directors of Olsten, together with the consent of Adecco, which consent shall not be unreasonably withheld, if such dispute shall concern Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, if made before the Split-Off, shall be final, conclusive and binding.

          (b) In case of any dispute arising before the Split-Off as to the identity or existence of Liabilities, to be assumed by OHS or as to which OHS is to indemnify Olsten and its subsidiaries, or the identification or other allocation of Liabilities in respect of insurance premium obligations, the good faith determination of the Board of Directors of Olsten, together, in the case of a dispute which concerns Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, with the consent of Adecco, which consent shall not be unreasonably withheld, if made before the Split-Off, shall be final, conclusive and binding.

          Section 2.07. Closing;  Conveyancing and Stock Assumption Instruments.
(a) The sale, transfer, assignment and delivery of Assets referred to in Section
2.01 and the assumption of Liabilities referred to in Section 2.03 (the "Closing") shall take place at any time and place as may be designated by the parties hereto, but in no event later than the Effective Time (the "Closing Date").

          (b) At the Closing the parties shall execute or cause to be executed by the appropriate entities conveyancing and assumption instruments, including using their reasonable best efforts to obtain from third-parties appropriate releases and novations, in such forms as the parties shall reasonably agree, including deeds as may be appropriate, the assignment of trademarks and franchise rights, and the assignment and assumption of existing lease agreements. Any transfer of capital stock (including the issuance of OHS Common Stock described in Section 2.02) shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on public registries.

          Section 2.08. Cash Allocation.

          (a) Cash Allocation on the Closing Date. The allocation between Olsten and OHS of all domestic and international cash bank balances, short-term investments and outstanding checks and drafts of Olsten and its subsidiaries recorded on the books of Olsten and its subsidiaries shall be in accordance with the following:

          (i) all cash received in, and deposits of cash, checks, drafts or short-term investments made to, depositary accounts as of the close of business on the Closing Date shall be remitted to Olsten, other than cash contained in accounts allocated to OHS pursuant to Section 2.03; and

          (ii) all petty cash of the Health Services Business shall be allocated to OHS on the Closing Date; and

          (iii) all Liabilities for payment of outstanding checks or drafts drawn on or prior to the Closing Date on accounts allocated to OHS pursuant to Section 2.03 shall be paid by OHS.

          (b) Cash Management After the Closing Date. The petty cash, depositary and disbursement accounts of the Health Services Business shall be transferred to OHS on the Closing Date after the allocations are made pursuant to Section 2.08(a)(i) and (ii). OHS shall establish and maintain a separate cash management system and accounting records with respect to the Health Services Business effective as of 12:01 a.m. New York time on the day following the Effective Time.

          (c) For purposes of this Section 2.08, any disagreement or dispute arising between Olsten and OHS on or prior to the Closing Date shall be resolved by the Board of Directors of Olsten, together, in the case of a dispute which concerns Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, with the consent of Adecco, which resolution shall be binding and final upon each of the parties hereto and not subject to further review.

          Section 2.09. True-Up Net Debt; Intercompany Balance.

          (a) On the True-Up Date, the True-Up Intercompany Balance shall be frozen and thereafter shall not be increased or decreased.

          (b) On the True-Up Date, Olsten shall open a new intercompany account (the "New Intercompany Account") to record intercompany transactions for the period between the True-Up Date and the Closing Date. All entries to the New Intercompany Account shall be made in the ordinary course of business and on a basis consistent with the intercompany loan balance reflected on the Balance Sheet.

          (c) On the True-Up Date, if the Net Debt of Olsten and the Retained Subsidiaries is (i) greater than $750 million, then the New Intercompany Account shall reflect a payable by OHS to Olsten equal to the amount of such excess, or
(ii) less than $750 million, then Olsten shall pay to OHS cash on such date, in an amount equal to such shortfall or (iii) equal to $750 million, then the New Intercompany Account shall open with a zero balance.

          (d) At the Effective Time, (i) the Closing Intercompany Balance shall be settled by OHS or Olsten, as the case may be, delivering to the other a cash payment in an amount equal to the amount owing by such party to the other, if any, together with simple interest at 6% per annum from the True-Up Date to the Effective Time on the average daily balance, and (ii) the True-Up Intercompany Balance shall be contributed to the capital of OHS at the Effective Time.

          (e) On the day following the True-Up Date, OHS shall establish a cash management system for the Health Services Business and related accounts and the Health Services Business shall cease participation in Olsten's cash management system. Between the True-Up Date until the Effective Time, (i) all cash receipts and disbursements of OHS and the Health Services Business shall be made through the Health Services Business cash management system, and (ii) all transfers of cash or other assets (other than to accomplish the transfer of assets pursuant to Section 2.01), or transactions, including management fees and intercompany loans, between the Retained Businesses, on the one hand and the Health Services Business, on the other, shall be reflected in the New Intercompany Account, and
(iii) management fees shall be paid by OHS to Olsten on the same basis as prior to the True-Up Date and shall be prorated to the Effective Time.


                                   ARTICLE III

                                  THE SPLIT-OFF


          Section 3.01. Cooperation Prior to the Split-Off. As promptly as practicable after the date hereof, (a) Olsten and OHS shall prepare, and Olsten shall mail to the holders of Olsten Common Stock, the Olsten Proxy Statement, which sets forth disclosure concerning OHS, the Split-Off, the Merger and other matters. Olsten and OHS shall also prepare, and OHS shall file with the Commission, the OHS Registration Statement, which will include or incorporate by reference the Olsten Proxy Statement. Olsten and OHS shall use their reasonable best efforts to cause the OHS Registration Statement to become effective under the Securities Act.

          (b) Olsten and OHS shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Employee Benefits Allocation Agreement.

          (c) Olsten and OHS shall take all such action as may be necessary or appropriate under the securities or Blue Sky laws of the states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement.

          (d) OHS will prepare and file a preliminary listing application and will pursue the approval of the application to permit listing or quotation of the OHS Common Stock on a national securities exchange or NASDAQ, as determined by Olsten.

          Section 3.02. Conduct of Health Services Business Pending Split-Off. Prior to the Split-Off:

          (a) The Health Services Business, including, but not limited to, the administration of accounts payable and accounts receivable, will be conducted in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable laws, rules and regulations of any Governmental Authority.

          (b) OHS shall have no operations or conduct any business except in preparation for the consummation of the transactions contemplated by this Agreement.

          Section 3.03. Consummation of the Split-Off. The Split-Off shall be consummated at the Effective Time in accordance with the terms of the Merger Agreement. Olsten agrees to provide all certificates for shares of OHS Common Stock that the Exchange Agent shall require in order to effect the Split-Off.


                                   ARTICLE IV

                                 INDEMNIFICATION


          Section 4.01. OHS Indemnification of Olsten. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, OHS shall indemnify, defend and hold harmless Olsten and its subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Olsten Indemnitees") from and against any and all damage, loss, liability, deficiency and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any or all such investigations or any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the Olsten Indemnitees and arising out of or related to (i) the OHS Liabilities or the failure of OHS or any of the Health Subsidiaries to pay, perform or otherwise discharge any of the OHS Liabilities; (ii) with respect to information in the Olsten Proxy Statement, the OHS Registration Statement or the

Adecco Registration Statement related to the Health Services Business, OHS or any of the Health Subsidiaries or the Split-Off, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading; (iii) any misrepresentation or breach of any warranty in this Agreement made by OHS; (iv) any breach of any agreement or covenant under this Agreement made by OHS; (v) liabilities resulting from any holder of Olsten Common Stock exercising appraisal rights under the Delaware General Corporation Law with respect to the value of the Split-Off Consideration; and (vi) any cash paid to stockholders of Olsten in lieu of fractional shares of OHS.

          Section 4.02. Olsten Indemnification of OHS. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, Olsten shall indemnify, defend and hold harmless OHS and the Health Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "OHS Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the OHS Indemnitees and arising out of or related to (i) the Olsten Liabilities or the failure of Olsten or any of its subsidiaries to pay, perform or otherwise discharge any of the Olsten Liabilities or (ii) any breach of any agreement or covenant under this Agreement made by Olsten after the Closing Date.

          Section 4.03. Notice and Payment of Claims. If any Olsten Indemnitee or OHS Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by OHS or Olsten, as the case may be (the "Indemnifying Party"), under this Article IV (other than in connection with any Action subject to Section 4.04), the Indemnified Party shall deliver to the
Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be Indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 15 days after receipt of such notice, either (i) pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) or (ii) object to the claim for indemnification or the amount thereof by giving the Indemnified Party written notice setting forth the grounds therefor. Any objection shall be resolved in accordance with Section
7.15. If the Indemnifying Party does not give such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

          Section 4.04. Notice and Defense of Third-Party Claims. (a) Promptly following the earlier of (a) receipt of written notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party, or (b) receipt of written information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.04 shall not relieve the Indemnifying Party of its obligations under this agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail and shall indicate the amount of the Indemnifiable Loss that has been or will be sustained by the Indemnified Party.

          (b) Within 30 days after receipt of such notice, the Indemnifying Party may, by giving written notice thereof to the Indemnified Party, (i) acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense, or (ii) object to the claim of indemnification for such Third-Party Claim setting forth the grounds therefor. Any objection shall be resolved in accordance with Section 7.15. If the Indemnifying Party does not within such 30-day period give the Indemnified Party such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim.

          (c) Any defense of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense; provided that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnified Parties and, in the reasonable judgment of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, a conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim, such Indemnified Parties shall have the right to employ one firm of counsel selected by Olsten or OHS, as the case may be, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

          (d) If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; provided that without the prior written consent of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, the Indemnifying Party may not agree to any such settlement unless as a condition to such settlement the Indemnified Party receives a written release from any and all liability relating to such Third-Party Claim and such settlement or compromise does not include any remedy or relief to be applied to or against the Indemnified Party, other than monetary damages for which the Indemnifying Party shall be responsible hereunder.

          (e) If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under this Article IV, Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees may pursue the defense of such Third-Party Claim and choose one firm of counsel in connection therewith. The Indemnifying Party is required to reimburse Olsten or OHS, as the case may be, on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred by Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto; provided that the Indemnifying Party shall not be liable for any settlement effected without the consent of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, which consent shall not be unreasonably withheld.

          (f) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved pursuant to Section 7.15.

          Section 4.05. Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this
Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Parties in reduction of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received after deducting therefrom all of the Indemnified Party's costs and expenses associated with the recovery of any such amount.

          Section 4.06. Contribution. If the indemnification provided for in this Article IV is unavailable to an Indemnified Party in respect of any Indemnifiable Loss arising out of or related to information about OHS, the Health Subsidiaries or the Health Services Business contained in or omitted from the OHS Registration Statement, the Adecco Registration Statement or the Olsten Proxy Statement, then OHS, in lieu of indemnifying the Olsten Indemnitees, shall contribute to the amount paid or payable by the Olsten Indemnitees as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of OHS, on the one hand, and Olsten, on the other hand, in connection with the statements or omissions that resulted in such Indemnifiable Loss. The relative fault of the OHS Indemnitees on the one hand and of the Olsten Indemnitees on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information concerning OHS on the one hand or Olsten on the other hand.

          Section 4.07. Subrogation. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

          Section 4.08. Third-Party Beneficiaries. This Article IV shall inure to the benefit of, and be enforceable by, Olsten, OHS and Adecco and their respective successors and permitted assigns. The indemnification provided for by this Article IV shall not inure to the benefit of any other third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each Party agrees to waive such rights against the other to the fullest extent permitted.

          Section  4.09.  Remedies  Cumulative.  The  remedies  provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

          Section 4.10. Survival of Indemnities. The obligations of each of Olsten and OHS under this Article IV shall survive the sale or other transfer by it of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, businesses or Liabilities.

          Section 4.11. After-Tax Indemnification Payments. Except as otherwise expressly provided herein or in an Ancillary Agreement, any indemnification payment made by any Indemnifying Party under this Article IV shall be computed by taking into account the value of any and all applicable deductions, losses, credits, offsets or other items for Federal, state or other tax purposes attributable to the payment of the indemnified liability by the Indemnified Party and any Tax incurred by the Indemnified Party attributable to receipt of the indemnification payment.


                                    ARTICLE V

                           CERTAIN ADDITIONAL MATTERS


          Section 5.01. Ancillary Agreements. Prior to the Effective Time, Olsten and OHS shall execute and deliver the Ancillary Agreements.

          Section 5.02. OHS Officers and Board of Directors. Prior to the Effective Time, Olsten shall take, and shall cause OHS to take, all actions necessary to appoint as officers and directors of OHS those persons named in the OHS Registration Statement to constitute the officers and directors of OHS on the Closing Date. The Board of Directors of OHS shall be determined as set forth on Schedule 9.

          Section 5.03. OHS Certificate of Incorporation and By-laws. Prior to the Effective Time, Olsten shall take all action necessary to cause the certificate of incorporation and by-laws of OHS to be amended and restated substantially in the form attached as an exhibit to the OHS Registration Statement at the time it is declared effective.

          Section 5.04. Credit Agreement. Prior to the Effective Time, Olsten shall take all necessary action to amend or replace its Existing Credit Agreement so as to release Quantum Health Resources, Inc. from any liability or obligation with respect thereto from and after the Closing Date.

          Section 5.05. Sales and Transfer Taxes. Olsten and OHS agree to cooperate to determine the amount of sales or other transfer Taxes (including, without limitation, all real estate, patent, copyright and trademark transfer Taxes and recording fees) payable in connection with the transactions contemplated by this Agreement, but excluding any income or franchise Taxes or other Taxes imposed on or measured by income (the "Transaction Taxes"); provided, that Olsten shall be responsible for any Transaction Taxes payable in connection with the Merger. Olsten agrees to file promptly and timely the returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes and OHS will join in the execution of any such tax returns or other documentation. Payment of all Transaction Taxes, other than Transaction Taxes paid in connection with the Merger, shall be the responsibility of OHS and shall be reimbursed to Olsten by OHS promptly upon request by Olsten.

          Section 5.06. Use of Names. (a) Following the Effective Time, OHS and the Health Subsidiaries shall have the sole and exclusive ownership of and right to use, as between Olsten and each of the Retained Subsidiaries, on the one hand, and OHS and the Health Subsidiaries, on the other hand, the OHS Names, and each of the trade marks, trade names, service marks and other proprietary rights exclusively related to such OHS Names and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the parties prior to the Effective Time (the "OHS Proprietary Name Rights"). Following the Effective Time, Olsten and each of the Retained Subsidiaries shall have the sole and exclusive ownership of and right to use, as between OHS and the Health Subsidiaries, on the one hand, and Olsten and each of the Retained Subsidiaries, on the other hand, the Olsten Names, and trade marks, trade names, service marks and other proprietary rights related to such Olsten Names other than the OHS Proprietary Name Rights and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the parties prior to the Effective Time (the "Olsten Proprietary Name Rights"). Notwithstanding the foregoing, with respect to the Olsten Names and Olsten Proprietary Name Rights which are listed on Schedule 8 (the "Licensed Olsten Names"), Olsten hereby grants to OHS and each of the Health Subsidiaries, a royalty-free license in order for OHS and the Health Subsidiaries to continue to use the Licensed Olsten Names and have the full privileges of a licensee with respect to the Licensed Olsten Names for a period of one year following the Effective Time.

          (b) Following the Effective Time, (x) OHS shall, and shall cause its subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Olsten Names or any of the Olsten Proprietary Name Rights, and (y) Olsten shall, and shall cause its subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the OHS Names or any of the OHS Proprietary Name Rights.

          (c) The license granted pursuant to Section 5.06(a) shall include the right to use existing brochures, stationery, labeling, supplies, advertising materials, office materials and any similar materials bearing any Licensed Olsten Names until the earlier of (i) the termination of the license, and (ii) the date such existing materials are exhausted and Olsten and the Retained Subsidiaries shall have the right to use existing brochures, stationery, labeling, supplies, advertising materials, office materials and any similar materials bearing any OHS Names until the earlier of (i) one year after the Effective Time and (ii) the date such existing materials are exhausted; provided that each such Party shall use their reasonable best efforts to (a) replace such materials with materials that do not use the other's names as promptly as practicable and (b) to the extent commercially practicable, indicate by sticker affixed to such materials that the name being used is being used under temporary limited license from the other party who is the owner or licensor of such name.

          Section 5.07. Mail. After the Closing Date, each of Olsten and OHS may receive mail, telegrams, packages and other communications properly belonging to the other. Accordingly, at all times after the Effective Time, each of Olsten and OHS authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other party or any of the other party's officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this Section 5.07 shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to Olsten or OHS, as the case may be, addressed to either of them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section 5.07 are not intended to and shall not be deemed to constitute an authorization by either Olsten or OHS to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes or for any other purpose.

          Section 5.08. Transition Services. Following the Effective Time and ending on the one year anniversary of the Effective Time (such period, the "Transition Services Period"), Olsten shall use its commercially reasonable efforts to provide, or make available, to OHS and the Health Subsidiaries, at such times and in such amounts as may be reasonably requested by OHS, the following services (the "Transition Services") and OHS will pay for such Transition Services on a cost basis as agreed to by the parties:

          (i) tax preparation and filing services;

          (ii) legal services, to be provided by Olsten's general counsel and other internal counsel to the extent consistent with applicable standards of professional responsibility;

          (iii) information and technology support services and administrative and office services;

          (iv)    procurement services; and

          (v) such other additional services as may be reasonably requested by OHS; provided that the scope of any services, as well as the time and the manner in which such services are to be provided, shall be mutually agreeable between the parties.

          Following the end of the calendar month in which any Transition Services are performed, Olsten shall provide to OHS an invoice (the "Transition Services Invoice") setting forth in summary detail the Transition Services which were provided during such calendar month and the appropriate cost thereof. OHS shall pay Olsten, in a reasonably prompt manner (but in no event later than 30 days) following the delivery by Olsten of a Transition Services Invoice, the amounts due with respect to the Transition Services reflected on such Transition Services Invoice.

          Notwithstanding anything herein to the contrary, all Transition Services shall be performed with reasonable care, but no Party hereto shall have any liability whatsoever to any other Party or any third party for any loss, liability, damage, cost or deficiency suffered by any such person arising out of or resulting from providing any Transition Services hereunder.

          Section 5.09. Leases of Real Property. (a) Olsten and OHS shall jointly and promptly review all instances in which (i) OHS or the Health
Subsidiaries maintain facilities in, or otherwise occupy, real property leased by Olsten or the Retained Subsidiaries and (ii) Olsten or the Retained Subsidiaries maintain facilities in or otherwise occupy, real property leased by a Health Subsidiary, each as set forth on Schedule 7, and shall use commercially reasonable efforts in each case to either (x) negotiate and enter into a written lease or sublease incorporating terms and conditions which are fair to both parties, (y) assign such lease to OHS or Olsten, as the case may be, and OHS or Olsten, as the case may be, shall accept responsibility for such lease, or (z) terminate the arrangement on mutually agreeable terms; provided, however, that the foregoing shall not apply in any instance (A) involving facilities maintained, or real property occupied by the Health Subsidiaries that are to be transferred to OHS in accordance with Section 2.01 or (B) covered by a written lease agreement between the parties in effect on the date hereof.

          (b) OHS agrees that it will use its reasonable best efforts to promptly (but in no event later than six months) after the Effective Time, relocate the headquarters for the Health Services Business from 175 Broad Hollow Road, Melville, New York 11747 (the "Main Headquarters"). Until the time when the headquarters of the Health Service Business is relocated OHS shall be entitled to occupy and use without charge office space at the Main Headquarters, as shall be reasonably designated by Olsten as necessary to enable OHS and the Health Subsidiaries to continue to conduct its current operations.

          Section 5.10. Plea Agreements. OHS agrees to be bound by the terms of the Plea Agreements dated July 19, 1999 between Kimberly Home Health Care, Inc. and the United States of America, including those terms governing the retention and production of information, records and testimony.

          Section 5.11. Insurance Policies and Claims Administration. (a) Policies and Rights Included Within the Transferred OHS Assets. The Transferred OHS Assets shall include: (i) any Health Services Business Policies and (ii) any and all rights of the Health Subsidiaries under any Shared Policies covering (x) Liabilities arising out of or relating to the conduct of the Health Services Business prior to the Effective Time and (y) Liabilities arising out of or relating to the conduct of the Retained Businesses prior to the Effective Time to the extent any claim is made against OHS or any of the Health Subsidiaries for such Liabilities, specifically including (in the case of (i) and (ii) above) rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses and excluding rights covered by
Section 5.11(b).

          (b) Policies and Rights Included Within the Retained Assets. The Retained Assets shall include: (i) any Retained Businesses Policies and (ii) any and all rights of Olsten and its subsidiaries under any Shared Policies covering
(x) Liabilities arising out of or relating to the conduct of the Retained Businesses prior to the Effective Time and (y) Liabilities arising out of or relating to the conduct of the Health Services Business prior to the Effective Time to the extent any claim is made against Olsten or any of the Retained Subsidiaries for such Liabilities, specifically including (in the case of (i) and (ii) above) rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses.

          (c) Olsten to Maintain Insurance Coverage Prior to Effective Time. (i) Olsten shall use its reasonable best efforts to maintain in full force and effect, at all times up to and including the Effective Time, the Policies and current coverages and limits of such Policies.

          (ii) To the extent not already provided for by the terms of a Shared Policy, Olsten shall use its commercially reasonable efforts to cause OHS and the Health Subsidiaries, as appropriate, to be named as additional insureds under each such Policy in respect of Covered Claims arising out of or relating to periods prior to the Effective Time; provided, however, that nothing contained herein shall be construed to require Olsten or any of the Retained Subsidiaries to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any Shared Policy to effect the naming of OHS and the Health Subsidiaries as such additional insureds.

          (d) OHS Responsible for Establishing Insurance Coverage on and After Effective Time. Commencing on and as of the Effective Time, OHS and each of the Health Subsidiaries shall be responsible for establishing and maintaining its own separate insurance programs for activities and claims relating to any period on or after the Effective Time involving OHS or any of the Health Subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.11(e)(i) and (ii) with respect to claims administration and financial administration of the Shared Policies, as of and after the Effective Time, neither Olsten nor any of the Retained Subsidiaries shall have any responsibility for or obligation to OHS or the Health Subsidiaries relating to insurance matters for any period, whether prior to, at or after the Effective Time. Notwithstanding the foregoing, from the date hereof to the Effective Time, Olsten shall use its commercially reasonable efforts to transfer to OHS and the Health Subsidiaries the Health Services Business Policies and to obtain insurance (or binders therefor) providing coverage to OHS and the Health Subsidiaries similar to the coverage provided to the Health Services Business by the Shared Policies prior to the Split-Off.

          (e) Administration and Procedure. (i) OHS and its subsidiaries appoint Olsten or a Retained Subsidiary, as appropriate, to administer, in good faith, all claims and finances relating to the Shared Policies, including the prosecution of any actions for declaratory relief, "bad faith" or other extra-contractual damages. From and after the Effective Time, Olsten or a Retained Subsidiary, as appropriate, shall be responsible for the claims administration and financial administration of all Shared Policies relating to the assets, ownership or operation prior to the Effective Time of the Health

Services Business; provided, however, that the responsibility for claims administration and financial administration of the Shared Policies are in no way intended to limit, inhibit or preclude any right to insurance coverage under the Shared Policies. Olsten shall be entitled to compensation for and reimbursement of expenses incurred in connection with performing the claims administration and financial administration of the Shared Policies on a cost basis, as agreed by the parties and Olsten and OHS shall comply with the provisions of the second paragraph of Section 5.08 with respect to billing and reimbursement. Olsten shall use reasonable care and act in good faith with respect to each of its obligations under Section 5.11.

          (ii) OHS shall promptly notify Olsten of any Covered Claim relating to OHS or any Health Subsidiary under one or more of the Shared Policies relating to any period prior to the Effective Time, and OHS agrees to cooperate and coordinate with Olsten concerning any strategy Olsten may reasonably elect to pursue to secure coverage and payment for such Covered Claim by the appropriate insurance carrier. Olsten shall have final authority to compromise, settle or otherwise resolve any claim or action under any Shared Policy, including, without limitation, decisions to prosecute any action for declaratory relief, "bad faith" or other extra-contractual damages; provided, that, as a condition to any compromise or settlement of any such claim or action on behalf of OHS (x) Olsten obtains a written release on behalf of OHS for such claim or action and
(y) if such settlement or compromise includes any remedy or relief against OHS, other than monetary damages within the coverage limits of the applicable Shared Policy, Olsten shall, prior to entering into any such compromise or settlement, obtain the consent of OHS, which consent shall not be unreasonably withheld. Notwithstanding anything contained herein, in any other agreement or Shared
Policy or any understanding to the contrary, OHS or the appropriate Health Subsidiary assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, reporting endorsements, tails, noses, retroactive endorsements, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "Insurance Charges"), whenever arising, which shall become due and payable under the terms and conditions of any Shared Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of the Health Services Business, which charges relate to the period after the Effective Time. To the extent that the terms of any applicable Shared Policy provide that Olsten or a Retained Subsidiary, as appropriate, shall have an obligation to pay or guarantee the payment of any Insurance Charges, Olsten or such Retained Subsidiary shall be entitled to demand that OHS or a Health Subsidiary make such payment directly to the person or entity entitled thereto. In connection with any such demand, Olsten shall submit to OHS or a Health Subsidiary a copy of any invoice received by Olsten or any Retained Subsidiary pertaining to such Insurance Charges, together with appropriate supporting documentation, if available. In the event that OHS or any of the Health Subsidiaries fails to pay any Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by Olsten or a Retained Subsidiary, Olsten or a Retained Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of OHS or the Health Subsidiary and, thereafter, OHS or the Health Subsidiary shall forthwith reimburse Olsten or the Retained Subsidiaries for such payment.

          (iii) OHS or a Health Subsidiary, as appropriate, shall be responsible for all Insurance Charges claims administration and financial administration and risk management programs relating to the Health Services Business Policies and any insurance policies established and maintained by OHS and the Health Subsidiaries for claims relating to any period on or after the Effective Time involving OHS or any of the Health Subsidiaries.

          (f) Allocation of Insurance Proceeds of Shared Policies. Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to Olsten with respect to Covered Claims of Olsten and shall be paid to OHS with respect to Liabilities related to Covered Claims of OHS. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from Shared Policies will be made to the appropriate party upon receipt from the insurance carrier. For purposes of the prior sentence, Insurance Proceeds shall include any damages paid or received from prosecution of claims on a Shared Policy for "bad faith" or extra-contractual damages. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate outstanding Covered Claims by Olsten and the Retained Subsidiaries and OHS and the Health Subsidiaries and any of the Covered Claims of Olsten or the Retained Subsidiaries relate to Liabilities arising out of the Health Services Business (including, but not limited to, the Shareholder Liabilities) prior to the Effective Time, Olsten shall be entitled to be paid in full all of the Insurance Proceeds relating to such Liabilities of the Health Services Business prior to payment of Insurance Proceeds relating to any other claims of Olsten and the Retained Subsidiaries or OHS and the Health Subsidiaries. Thereafter, or in the event there are no such Liabilities of Olsten relating the Health Services Business prior to the Effective Time, the Insurance Proceeds shall be allocated pro rata to Olsten and the Retained Subsidiaries, on the one hand, and OHS and the Health Subsidiaries, on the other hand, based upon their respective bona fide claims or in such other proportions as the parties shall agree based on an equitable allocation of Insurance Proceeds. The parties agree to use commercially reasonable efforts to maximize available coverage under the Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of a Covered Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

          (g) Agreement for Waiver of Conflict and Shared Defense. In the event that Covered Claims of both Olsten and OHS exist relating to the same occurrence, Olsten and OHS agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section
5.11 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

          Section 5.12. Financial Covenants. (a) Immediately prior to the Effective Time (after giving effect to the transactions contemplated herein):

          (i) Indebtedness for borrowed money plus the deferred purchase price of property less cash on hand of OHS and the Health Subsidiaries shall not exceed $100 million.

          (ii) Indebtedness for borrowed money plus the deferred purchase price of property of OHS and the Health Subsidiaries shall not exceed $150 million.

          (iii) Earnings before interest, taxes, depreciation and amortization of OHS and its subsidiaries during the period between July 4, 1999 and the Effective Time shall not be less than $0 (excluding restructuring charges in connection with the Split-Off) and sales for each of the full monthly periods between the date hereof and the Effective Time shall average $100 million per month during such period.

          (iv) OHS will have a committed credit facility with a borrowing capacity of no less than $100 million.

          (b) Olsten and OHS jointly represent, warrant and covenant that the Retained Businesses and the Health Services Business shall, between the date hereof and the Effective Time, be operated in the ordinary course of business consistent with past practice, in nature, manner and amount, including, to the extent practicable, as to levels and relationships of asset, liability, revenue, expense, and cash flow items and totals within the respective businesses (it being understood that unpaid amounts in respect of settlements of governmental liabilities with respect to health care operations on terms previously disclosed to Adecco, shall be considered ordinary course items). Without limiting the generality of the foregoing, with respect to Olsten, the Retained Subsidiaries and the Retained Businesses and, through the True-Up Date, OHS and the Health Services Business, neither Olsten nor OHS nor any of their respective
Subsidiaries shall, without the prior written consent of Adecco, directly or indirectly:

          (i) authorize, permit to make or make any capital expenditures other than pursuant to the capital expenditure plan previously provided by Olsten to Adecco, or fail to make any investments for capital expenditures contemplated by such plan;

          (ii) permit or make any change to the billing processes for services rendered or otherwise, other than as may be related to planned system improvements and the like, or in the processes, method or terms of collection of accounts receivable;

          (iii) cause or permit any discounting, factoring or securitization of accounts receivables or any other securitization or consignment of any assets;

          (iv) permit or make any change in the aging of accounts payables or in the payment practices for accounts payable in effect as of the date hereof (which aging and payment practices are consistent with past practice); or

          (v) except for cash transfers made, in the ordinary course of business through and reflected in the intercompany loan balance, sell, transfer, pledge, mortgage or otherwise dispose of or encumber any assets, except in the ordinary course of business and in arms-length transactions and at market rates (with the parties acknowledging that the management fees paid consistent with past practice fall within such exception).

          (c) To assure conformity with the provisions of clause (b) above and the other provisions of this Section 5.12, the parties agree that it is the intent of Section 5.03(a) of the Merger Agreement that representatives of Adecco reasonably acceptable to Olsten shall be permitted to be present on a daily basis at the headquarters and other facilities of Olsten to monitor compliance with such provisions, and Olsten shall fully cooperate with and make all information reasonably requested promptly available to such monitors. In addition, and consistent with, and not by way of limitation of, Section 5.03(a) of the Merger Agreement, the parties hereto agree and acknowledge that Olsten shall provide Adecco with (y) pro-forma combined balance sheets, statements of income, statements of cash flows and statements of shareholders equity as of the close of business on each of the True-Up Date and the last day of each monthly period thereafter up to the Closing Date of each of (i) Olsten and the Retained Subsidiaries and (ii) OHS and the Health Subsidiaries, in each case, (A) prepared in accordance with US GAAP and (B) giving effect to the Split-Off and the provisions of Section 2.09 hereof and (z) all work papers of Olsten and OHS and, as applicable, their respective independent public accountants as of such dates or related to such balance sheets or statements and all other work papers in respect of the separation of the Health Services Business and the Retained Businesses contemplated hereby.

          (d) The parties agree that any breach of this Section 5.12 by either Olsten or OHS, other than breaches which are insignificant in both nature and effect, shall cause a covenant of this Agreement to have been materially breached by Olsten for purposes of Section 10.01(g) of the Merger Agreement and shall provide Adecco with the right to terminate the Merger Agreement pursuant to such Section 10.01(g), subject to the cure right contained therein.

          Section 5.13. Tax Refund Escrow Account. Olsten agrees to deposit any cash payments received prior to the Effective Time by Olsten from any Net Operating Loss Refund Claim into an escrow account (the "Tax Refund Escrow Account") which shall not be removed from such account until the earlier of (i) the Effective Time, and (ii) the termination of the Merger Agreement.

          Section 5.14. Worker's Compensation Letters of Credit. On the Closing Date, OHS agrees to issue, or have issued on its behalf, a letter of credit to Olsten in an amount equal to the amount of worker's compensation claims pending on the Closing Date made by any OHS Employee prior to the Effective Time, as such amount is mutually agreed upon among the parties hereto, determined on a basis consistent with the Balance Sheet.


                                   ARTICLE VI

                         RECORDS AND INFORMATION; ACCESS


          Section 6.01. Corporate Records. (a) Each of Olsten and OHS shall arrange as soon as practicable following the Closing Date for the delivery to the other of existing corporate governance documents (e.g. minute books, stock registers, stock certificates, documents of title, etc.) in its possession relating to the other or to its business and affairs.

          (b) Except as otherwise required by law or agreed to in writing, each party shall, and shall cause each of its respective subsidiaries to, retain all information relating to the other party's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as provided in the Tax Sharing Agreement, any party may destroy or otherwise dispose of any information at any time, providing that, prior to such destruction or disposal,
(a) such party shall provide no less than 90 days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

          Section 6.02. Access to Information. From and after the Closing Date, each of Olsten and OHS shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

          Section 6.03. Access to Employees. Each of Olsten and OHS shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Closing Date in which the requesting party may from time to time be involved.

          Section 6.04. Reimbursement. Each party providing information or witnesses under Sections 6.02 or 6.03 to the other shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

          Section 6.05. Confidentiality. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all confidential, proprietary or other non-public information or trade secrets concerning the other party except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party, or
(b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished or (c) developed independently by the representatives of such recipient. Neither party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and comply with the provisions of this Section 6.05.

                                   ARTICLE VII

                                  MISCELLANEOUS


          Section 7.01. Termination. In the event the Merger Agreement is terminated, notwithstanding any provision hereof, Adecco shall automatically be released as a party to this Agreement and this Agreement may be terminated and the Split-Off abandoned at any time prior to the Effective Time by and in the sole discretion of the Board of Directors of Olsten without the approval of OHS or the stockholders of Olsten. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

          Section 7.02. Amendment. This Agreement may not be amended, except by an instrument in writing signed on behalf of Olsten, OHS and Adecco.

          Section 7.03. Waiver of Compliance; Consents. Rights under this Agreement may be waived only by a written agreement signed by Olsten, OHS and Adecco. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

          Section 7.04. Expenses. Except as specifically provided in this Agreement or in an Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring the expense. The determination of who has incurred an expense shall be made by the Chief Financial Officer of Olsten, which determination shall be binding and final upon each of the parties hereto and not subject to further review.

          Section 7.05. Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or sent by facsimile, telegram or telex, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecommunicated, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

          If to Olsten prior to the Effective Time or OHS prior to or after the Effective Time, to:

                      Olsten Corporation
                      175 Broad Hollow Road
                      Melville, New York  11747

                      Attention:  Edward A. Blechschmidt
                      Telephone:       (516) 844-7220
                      Telecopy:        (516) 844-7335

                      With a copy to:

                      Cahill Gordon & Reindel
                      80 Pine Street
                      New York, New York  10005

                      Attention:  Kenneth W. Orce, Esq.
                      Telephone:       (212) 701-3000
                      Telecopy:        (212) 269-5420

          If to Adecco, prior to or after the Effective Time or to Olsten after the Effective Time, to:

                      Adecco SA
                      1275 Cheserex
                      Switzerland

                      Attention:  Felix A. Weber
                      Telephone:       011 41 21 321 6666
                      Telecopy:        011 41 21 321 6688

                      With a copy to:

                      Latham & Watkins
                      633 West Fifth Street, Suite 4000
                      Los Angeles, California  90071

                      Attention:  Thomas W. Dobson, Esq.
                      Telephone:       (213) 485-1234
                      Telecopy:        (213) 891-8763

                      With a copy to:

                      Baer & Karrer
                      Rechtsanwaelte
                      Seefeldstrasse 19
                      8024 Zurich
                      Switzerland

                      Attention:  PD Dr. Rolf Watter
                      Telephone:       011 41 1 26 1 5150
                      Telecopy:        011 41 25 1 3025

          Section 7.06. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same Agreement.

          Section 7.07. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the

State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid, to it at its address for notice specified in Section 7.05.

          Section 7.08. Entire Agreement. This Agreement, including the schedules and exhibits hereto, together with the Ancillary Agreements, embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect thereto. There are no representations, promises, warranties, covenants or undertakings by any party, other than those expressly set forth or referred to herein.

          Section 7.09. Assignment; No Third Party Beneficiaries. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing contained in this Agreement, expressed or implied, is intended to confer any benefits, rights or remedies upon any person or entity, other than Olsten, OHS and Adecco and, in accordance with Article IV, the Olsten Indemnitees and the OHS Indemnitees.

          Section 7.10. Ancillary Agreements. If any of the terms of this Agreement are inconsistent with the terms of an Ancillary Agreement regarding the specific matters covered by such Ancillary Agreement, then the terms of such Ancillary Agreement shall govern.

          Section 7.11. Tax Sharing Agreement. Other than as provided in Section 4.11, Section 5.05 and clause (iv) of the definition of OHS Liabilities, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses, liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

          Section 7.12. Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable best efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this
Agreement; provided that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business. In connection with the consummation of the transaction contemplated hereby, the persons listed on Schedule 10 are designated to act as the "Transition Team" and are authorized to act on behalf of Adecco, Olsten and OHS in taking any action necessary to consummate the Split-Off. The persons listed on Schedule 10 who are Adecco employees are authorized to deliver the consent of Adecco if such consent is required by the terms of this Agreement.

          Section 7.13. Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

          Section 7.14. Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that from and after the Effective Time damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

          Section 7.15. Dispute Resolution. (a) Except as otherwise set forth in Sections 2.06 and 2.08(c), resolution of any and all disputes arising after the Effective Time from or in connection with this Agreement or any of the Ancillary Agreements, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with indemnification for claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this
Section 7.15; provided, however, that nothing contained herein shall preclude either party from seeking or obtaining (a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

          (b) Any party hereto (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing a reasonable description of the Dispute to the other (the "Demand").

          (c) Promptly following a Demand, the Dispute shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of Olsten and OHS shall be free to exercise the remedies available to them under Section 7.15(d).

          (d) The parties hereby agree to submit all Disputes not resolved by negotiation pursuant to Section 7.15(c) to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in New York by three arbitrators (the "Panel") acting by majority vote selected by agreement of the Parties not later than 10 days after the failure of the Representatives to resolve the dispute as set forth in Section 7.15(c) or, failing such agreement, by three arbitrators appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the United States Arbitration Act, 9 U.S.C. ss. 1, et seq. and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing, in connection with such arbitration: (a) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute; (b) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (c) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests to admit and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either party may at its expense make a stenographic record thereof. The Panel shall make a final award not later than 30 days after the conclusion of the hearing and receipt of any post-hearing submissions requested by the Panel. The award shall be in writing and shall specify the factual and legal basis for the award. The fees and expenses of the arbitrators shall be shared equally by the Parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the Panel shall allocate costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest as the Panel determines is appropriate among the parties. The arbitrators, whether the Panel or those arbitrators appointed under the AAA Rules, shall not be empowered to award to any Party any consequential damages, lost profits or punitive damages in connection with any Dispute and each party hereby irrevocably waives any right to recover such damages.

          Section 7.16. Titles and Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which at least a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned or controlled by such specified corporation, any person of which such corporation is a general partner, or any other person of which at least a majority of the equity interests therein is, directly or indirectly, owned or controlled by such specified corporation.

          Section  7.17.  Survival  of  Representations   and  Agreements.   All
representations, warranties and agreements of the parties hereto contained in this Agreement shall survive the Effective Time.

                                                           Separation Agreement
                                                           Signature Page



          THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                      Olsten Corporation,
                                      a Delaware corporation


                                      By: _____________________________________
                                          Name:   Edward A. Blechschmidt
                                          Title:  President and Chief Executive
                                                     Officer


                                      Aaronco Corp.,
                                      a Delaware corporation




                                      By: _____________________________________
                                          Name:   Edward A. Blechschmidt
                                          Title:  Chairman and Chief Executive
                                                     Officer



                                      Adecco S.A.,
                                      a societe anonyme organized
                                      under the laws of Switzerland




                                      By: _____________________________________
                                          Name:   John T. Bowmer
                                          Title:  Chief Executive Officer


                                      By: _____________________________________
                                           Name:  Felix A. Weber
                                           Title: Chief Financial Officer